Exhibit 99.1

Contact:
Kevin Chamberlain,
Managing Director, Corporate Communications
(818) 224-7028

PennyMac Mortgage Investment Trust Reports Third Quarter 2011 Results

Calabasas, CA October 27, 2011 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income for the third quarter of 2011 of $20.5 million, or $0.73 per diluted share, on net investment income of $42.0 million.  Earnings per share for the quarter increased 24% from the second quarter results of $0.59 per diluted share.  In addition, the Board of Trustees of PMT has declared a cash dividend of $0.50 per common share of beneficial interest, the same amount declared for the prior quarter.  This dividend is payable on November 30, 2011 to common shareholders of record on November 16, 2011.

During the third quarter, PMT invested $266 million in residential mortgage whole loans and real estate owned (REO) properties, including a pool of mortgage loans and REO with a fair value of $173 million for which the Company entered into a forward purchase agreement.  This is presented on the Company’s balance sheet as mortgage loan assets and related financing of mortgage assets.  At the end of the quarter, the Company’s portfolios of residential mortgage whole loans and REOs were valued at $938 million, an increase of 33% from the previous quarter.

During the quarter ended September 30, 2011, PMT recorded investment income on financial instruments totaling $41.4 million, as summarized below.

	Quarter ended September 30, 2011
	Net gain	Interest income/expense			Total
	(loss) on		Discount/		revenue/	Average
	investments	Coupon	fees	Total	expense	balance
	(dollars in thousands)
Assets:
Short-term investments	$—	$24	$—	$24	$24	$39,472
Mortgage-backed securities:
Non-Agency subprime	(612)	70	262	332	(280)	58,468
Non-Agency Alt-A	(135)	150	116	266	131	10,668
Non-Agency prime jumbo	(44)	46	7	53	9	6,963
Total mortgage-backed securities	(791)	266	385	651	(140)	76,099
Mortgage loans:
At fair value	32,311	8,745	—	8,745	41,056	744,488
Acquired for sale at fair value	84	419	—	419	503	30,900
Total mortgage loans	32,395	9,164	—	9,164	41,559	775,388
	$31,604	$9,454	$385	$9,839	$41,443	$890,959

The Company’s distressed mortgage loans generated realized and unrealized gains totaling $32.3 million in the third quarter.  Of these gains, $8.5 million was realized through payoffs, the result of collections on the loan balances at levels higher than recorded fair values.  During the quarter ended September 30, 2011, the Company recognized valuation gains totaling $23.8 million. The following is detail of the realized and unrealized gains on mortgage loans for the third quarter:

(in thousands)
Valuation changes	$23,767
Payoffs	8,544
$32,311

Expenses for the third quarter of 2011 totaled $17.1 million, compared to $12.2 million in the second quarter of 2011.  This increase was largely attributable to increases in interest expense of $2.2 million and loan servicing fees of $1.2 million.  Servicing costs increased with the growth in managed assets and increased activity of the portfolio, which grew by $343 million in unpaid principal balance during the third quarter.    Interest expense rose due to an increase in the amount of mortgage assets financed.  The weighted average interest rate on borrowings for the third quarter was 3.67%.

During the third quarter, PMT entered into a $40 million master repurchase agreement with Wells Fargo Bank, N.A.  The facility is committed for a period of 364 days and can be used to finance non-performing loans (NPLs).  With the addition of this facility, PMT’s total available credit for NPLs and REOs increased to $590 million, $323 million of which had been drawn as of the end of the third quarter.  PMT has pledged $689 million of its NPLs and REOs to secure this capital.

Stanford L. Kurland, chairman and chief executive officer of PMT, stated, “PMT today reported another strong quarter, driven by consistently solid returns on our distressed mortgage investments. We have continued to add selectively to our portfolio, while maintaining prudent leverage and aggressively extending our successful track record of loan resolutions. We continue to build our portfolio of distressed assets by utilizing innovative techniques, such as purchasing loans through the forward trade, which we announced last quarter. PennyMac Loan Services, PMT’s servicer, continues to progress through the whole loans portfolio at a steady pace, maintaining its high rate of loan resolutions.

“The opportunity to continue to acquire legacy mortgage assets should continue for the next couple of years,” continued Mr. Kurland.  “Over that time, we look to continue our leadership in the acquisition of distressed mortgage assets, while expanding our funding levels in the correspondent lending market.  We continue to see growth opportunities in the correspondent business and are targeting volume reaching $1 billion per month by the end of 2012.

“We believe the mortgage market is in the midst of a transformation,” Kurland concluded.  “As regulators introduce new capital requirements for banks, reform the GSEs, seek to reduce the mortgage market concentration of the large banks, and grapple with legacy issues of the past few years, new non-bank mortgage entities are uniquely positioned to serve an important role in the new mortgage landscape.  With the capabilities of its investment manager and servicer, we believe PMT is very well positioned to fill the void left by the large banks and to offer our investors attractive long-term value.”

Management will host a live earnings and investor day webcast which, along with a slide presentation, will be available in the Investor Relations section of the Company’s website at www.PennyMacMortgageInvestmentTrust.com beginning at 5:30 a.m. (PT) on Thursday, October 27, 2011.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymacmortgageinvestmenttrust.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Quarter Ended
	September 30, 2011	June 30, 2011
Investment Income
Net gain (loss) on investments:
Mortgage-backed securities	$(791)	$(873)
Mortgage loans	32,311	22,951
	31,520	22,078
Interest income:
Short-term investments	24	27
Mortgage-backed securities	651	982
Mortgage loans	9,164	6,961
	9,839	7,970
Net gain on mortgage loans acquired for sale	84	40
Results of real estate acquired in settlement of loans	352	86
Net servicing fee income	14	6
Other income	176	43
Net investment income	41,985	30,223
Expenses
Interest	5,225	2,970
Loan servicing fees	4,473	3,313
Management fees	2,288	1,913
Compensation	1,567	1,250
Professional services	1,656	1,115
Other	1,898	1,660
Total expenses	17,107	12,221
Income before provision for income taxes	24,878	18,002
Provision for income taxes	4,350	1,385
Net income	$20,528	$16,617
Earnings per share
Basic	$0.73	$0.59
Diluted	$0.73	$0.59
Weighted-average shares outstanding
Basic	27,847	27,778
Diluted	28,138	28,096

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	September 30, 2011	June 30, 2011

ASSETS
Cash	$11,975	$2,344
Short-term investments	30,743	38,633
Mortgage-backed securities at fair value	86,702	82,421
Mortgage loans acquired for sale at fair value	40,850	18,848
Mortgage loans at fair value	715,272	657,223
Mortgage loans under forward purchase agreement at fair value	152,908	—
Real estate acquired in settlement of loans	60,108	48,872
Real estate acquired in settlement of loans under forward purchase agreement	9,798	—
Mortgage servicing rights:
at fair value	532	180
at lower of amortized cost or fair value	104	—
Principal and interest collections receivable	16,455	14,633
Interest receivable	2,132	2,028
Due from affiliates	7,203	7,208
Other assets	20,712	11,085
Total assets	$1,155,494	$883,475
LIABILITIES
Accounts payable and accrued liabilities	$1,096	$1,635
Unsettled mortgage-backed securities purchases	17,205	—
Loans sold under agreements to repurchase	345,969	262,203
Securities sold under agreements to repurchase at fair value	62,843	70,978
Borrowings under forward purchase agreement	163,755	—
Real estate acquired in settlement of loans financed under agreements to repurchase	12,814	7,808
Contingent underwriting fees payable	5,883	5,883
Payable to affiliates	13,435	11,382
Income tax payable	1,831	662
Total liabilities	624,831	360,551

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 shares of $0.01 par value; issued and outstanding, 27,874,554 and 27,791,743 shares at September 30, 2011 and June 30, 2011, respectively	279	278
Additional paid-in capital	508,634	507,487
Retained earnings	21,750	15,159
Total shareholders’ equity	530,663	522,924
Total liabilities and shareholders’ equity	$1,155,494	$883,475

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